Exhibit 99-1

VSE Reports Financial Results for Fourth Quarter and Year Ended 2014
Supply Chain Management Group Continues Growth; Revenues Decline in Federal Contracting Services

Alexandria, Virginia, February 26, 2015 - VSE Corporation (Nasdaq: VSEC) reported the following unaudited consolidated financial results for the three-month and twelve-month periods ended December 31, 2014.

Financial Results
(in thousands, except per-share data and percentages)
	Three Months Ended Dec 31			Twelve Months Ended Dec 31
	2014	2013	% Change	2014	2013	% Change
Revenues	$94,951	$122,350	(22.4)%	$424,071	$471,638	(10.1)%
Operating income	$7,687	$12,000	(35.9)%	$36,930	$44,103	(16.3)%
Operating margin	8.1%	9.81%	Down 171 bp	8.71%	9.35%	Down 64 bp
Income from continuing operations	$4,389	$6,429	(31.7)%	$20,489	$23,990	(14.6)%
Loss from discontinued operations, net of tax	$(226)	$(1,023)		$(1,124)	$(1,138)
Net income	$4,163	$5,406	(23.0)%	$19,365	$22,852	(15.3)%
Income from continuing operations EPS (diluted)	$0.82	$1.20	(31.7)%	$3.82	$4.49	(14.9)%
Loss from discontinued operations EPS (diluted)	$(0.04)	$(0.19)		$(0.21)	$(0.21)
Net income EPS (diluted)	$0.78	$1.01	(22.8)%	$3.61	$4.28	(15.7)%

"In January 2015, we closed on our acquisition of four aviation businesses to operate under our recently formed subsidiary VSE Aviation, Inc.," said Maurice "Mo" Gauthier, VSE CEO. "This acquisition represents another significant move to bolster our sustainment competencies and further diversify our business, while making us less reliant on DoD. Our Supply Chain Management Group, which includes our subsidiary Wheeler Bros., Inc. (WBI), increased revenues of approximately $18 million or 11% for 2014, as compared to the prior year."

Mr. Gauthier continued, "WBI's revenue increase partially offset revenue reductions in our legacy government markets, which continue to adversely affect our financial results. However, we are taking measures to improve future results through appropriate cost reductions and diversification into new markets and service offerings."

Revenues were $95 million in the fourth quarter of 2014 compared to $122.4 million in the fourth quarter of 2013. For the full year, revenues were $424.1 million in 2014 compared to $471.6 million in 2013. Our revenues decreased by approximately $48 million or 10% for 2014 as compared to 2013. The full year decrease in revenues for this period is primarily attributable to the completion of our Treasury Seized Assets program in March 2014, resulting in a decrease of $27 million; a decrease of $12 million from our U.S. Army Reserve program; a decrease in our IT, Energy, and Management Consulting Group of approximately $14 million; and a decrease in our International Group Foreign Military Sales (FMS) program of approximately $9 million. These decreases were partially offset by an increase in our Supply Chain Management Group of approximately $18 million.

Operating income was $7.7 million for the fourth quarter of 2014 compared to $12 million in the fourth quarter of 2013. For the full year, operating income was $36.9 million in 2014 compared to $44.1 million in 2013. The full year decrease resulted primarily from the decreases in revenues in the programs mentioned above. These decreases were partially offset by an increase in operating income in our Supply Chain Management Group of approximately $2.4 million or 9% as compared to the prior year. Additionally, we recorded charges related to our WBI earn-out obligation that reduced our Supply Chain Management Group operating income by approximately $3.1 million in 2014, and recorded expenses of approximately $1.1 million related to the acquisition of our aviation businesses. The financial period for which we may be obligated to make earn-out payment to the sellers of WBI based on WBI's financial performance will end on June 30, 2015.

Net income was $4.2 million for the fourth quarter of 2014, or $0.78 per diluted share, compared to $5.4 million, or $1.01 per diluted share, for the fourth quarter of 2013. For the full year, net income was $19.4 million for 2014, or $3.61 per diluted share, compared to $22.9 million, or $4.28 per diluted share for 2013.

Bookings were $391 million and revenue was $424 million for 2014. Bookings were $501 million and revenue was $472 million for 2013. Funded contract backlog at December 31, 2014 was $195 million, compared to $194 million at September 30, 2014 and $236 million at December 31, 2013. The addition of our acquired aviation businesses and growth of our Supply Chain Management Group revenues are expected to cause our federal government contract revenues to represent a smaller percentage of our aggregate revenues in the future. Consequently, bookings and backlog may become less indicative of our future revenues.

Q4 Operational Highlights
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In December 2014, we signed a definitive agreement to acquire four business units from Killick Aerospace Group, consisting of Prime Turbines (including both U.S. and Germany-based operations), CT Aerospace, Kansas Aviation of Independence and Air Parts & Supply Co. The companies specialize in maintenance, repair and overhaul (MRO) services and parts supply for corporate and regional jet aircraft engines and engine accessories. The acquisition closed on January 28, 2015, and the initial purchase price paid at the closing was approximately $189 million in cash. The purchase agreement also includes potential post-closing payments of up to $40 million based on the financial performance of the acquired business units other than Prime Turbines during the first two years after the closing and one additional payment of $5 million if such units other than Prime Turbines surpass a certain financial threshold during any 12 consecutive month period in 2014 and 2015. Other purchase price adjustments also may be required based on certain determinations, including of closing net working capital and certain inventory and equipment. The four business units have approximately 196 employees and will operate as VSE Aviation, Inc.

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Revenues of our WBI subsidiary increased approximately $18 million or 11% for 2014, as compared to the prior year. The increase resulted primarily from an increase in WBI's USPS Managed Inventory Program (MIP) revenues and from additional revenues associated with other projects performed for the USPS, including an award to deliver 10,000 engineered shelving kits for use in the USPS Long Life Vehicles (LLVs), as well as revenues from new commercial customers.

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In December 2014, federal legislation was enacted allowing the transfer of certain vessels to selected foreign nations, which we expect to provide future FMS Program revenue increases. The revenues associated with these transfers will take time to ramp up, and we expect to begin realizing these revenues in late 2015 and in 2016.

About VSE
Established in 1959, VSE is a diversified sustainment and services company with experience in solving issues of global significance with integrity, agility, and value. VSE is dedicated to making our federal and commercial clients successful by delivering innovative solutions for vehicle, ship, and aircraft sustainment, supply chain management, platform modernization, mission enhancement, program management, energy, IT, and consulting services. For additional information regarding VSE services and products, please see the Company's web site at www.vsecorp.com or contact Christine Kaineg, VSE Investor Relations, at (703) 329-3263.

Please refer to VSE's Annual Report on Form 10-K for the year ended December 31, 2014, which we expect to file with the U.S. Securities and Exchange Commission (SEC) on or about March 4, 2015. VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE's public filings with the SEC for further information and analysis of VSE's financial condition and results of operations. The public filings include additional discussion about the status of specific customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management's discussion of short and long term business challenges and opportunities.

Safe Harbor
This news release contains statements that to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the SEC, including VSE's Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent reports filed with the SEC.

VSE Financial News Contact: Christine Kaineg -- (703) 329-3263.